UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Chaimowitz, Ronald
   c/o GT Interactive Software Corp.
   16 East 40th Street
   New York, NY  10016
   USA
2. Issuer Name and Ticker or Trading Symbol
   GT INTERACTIVE SOFTWARE CORP
   GTIS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   02/28/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |02/13/|P   | |5,000             |A  |7.9375     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/21/|P   | |1,000             |A  |7.6250     |638,582(1)         |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |72,000(2)          |I     |By trust (3)               |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |4.17    |     |    | |           |   |(4)  |02/28|Common Stock|       |       |650,000     |D  |            |
(right to buy)        |        |     |    | |           |   |     |/05  |            |       |       |            |   |            |
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Employee Stock Option |9.375   |     |    | |           |   |(5)  |06/30|Common Stock|       |       |180,000     |D  |            |
(right to buy)        |        |     |    | |           |   |     |/05  |            |       |       |            |   |            |
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Employee Stock Option |14.00   |     |    | |           |   |(6)  |12/08|Common Stock|       |       |75,000      |D  |            |
(right to buy)        |        |     |    | |           |   |     |/05  |            |       |       |            |   |            |
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Employee Stock Option |14.00   |02/07|A   | |250,000    |A  |(7)  |02/07|Common Stock|250,000|       |250,000     |D  |            |
(right to buy)        |        |/97  |    | |           |   |     |/07  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) An aggregate of 54,616 shares are held by the reporting person in two grantor retained annuity trusts.
(2) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(3) These shares are held in a trust for the benefit of the reporting persons's daughter, for which trust his wife serves as trustee.
(4) The option is exercisable as to 170,00 shares on February 28, 1996, and as to the remaining 480,000 shares in two equal annual installments thereafter.
(5) The option is exercisable as to 45,000 shares on June 30, 1996, and as to the remaining 135,000 shares in six equal semi-annual installments thereafter.
(6) The option is exercisable as to 18,750 shares on December 8, 1996, and as to the remaining 56,250 shares in three equal annual installments thereafter.
(7) The option is exercisable as to 62,500 shares on February 7, 1998, and as to the remaining 187,500 shares in three equal annual installments thereafter.